UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

OSIRIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32966	71-0881115
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

7015 Albert Einstein Drive, Columbia, MD	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into Material Definitive Agreement.

Convertible Promissory Notes

On March 19, 2008, the Company entered into definitive agreements with two non-US shareholders to issue $5.5 million of Convertible Promissory Notes, as further described in Item 2.03 below of this Form 8-K, which item is incorporated by reference into this Item 1.01.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 19, 2008, the Company accepted subscription agreements for an aggregate of $5.5 million in convertible promissory notes (sometimes collectively referred to as the “Notes”) to several non-U.S. investors, pursuant to a private placement intended to qualify under Regulation S and Section 4(2), of the Securities Act of 1933, as amended.  The Notes bear interest at a rate of two percent (2%) per annum, payable upon maturity on November 30, 2008. The Notes are convertible at any time at the sole discretion of the holder into shares of the Company’s common stock at the conversion price of $12.04 per share, and redeemable by the Company with 30-days prior notice.  The Notes will be funded on March 28, 2008.  The Note holders are afforded registration rights in respect of any shares issued upon conversion.

The net proceeds to the Company from the offering and sale of the Notes are to be used to further the Company’s clinical trial activities and general corporate purposes.

ITEM 3.02.	Unregistered Sales of Equity Securities

On March 19, the Company accepted subscriptions for  an aggregate of $5.5 million in convertible promissory notes as further described in Item 2.03 above of this Form 8-K, which item is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Osiris has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

Dated: March 25, 2008	By:	/s/ Philip R. Jacoby, Jr.
Philip R. Jacoby, Jr.
Interim Chief Financial Officer